UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2011

AMERIGON INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	0-21810	95-4318554
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21680 Haggerty Road, Ste. 101, Northville, MI	48167
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 504-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 250.13e-4(c))

Section 8	Other Events.

Item 8.01	Other Events.

Amerigon Incorporated (the “Company”), through its wholly owned subsidiary, Amerigon Europe GmbH (“Amerigon Europe”), owns a controlling interest of approximately 76% of the outstanding voting shares in W.E.T. Automotive Systems AG, a German company (“W.E.T.”). As disclosed in the Current Report on Form 8-K filed by the Company on August 18, 2011 (the “August 18, 2011 Current Report”), the shareholders of W.E.T. previously approved an arrangement by which Amerigon Europe would take management control of W.E.T. and would directly receive W.E.T.’s annual profits and absorb W.E.T.’s annual losses, subject to certain conditions. Also as disclosed in the August 18, 2011 Current Report, such arrangement (a “Domination and Profit and Loss Transfer”) was to go into effect on January 1, 2012 or, if later, whenever the registration in the W.E.T. corporate register is announced, subject to any delay that may be ordered by German courts.

The minority shareholders of W.E.T. previously filed an action in a Regional Court in Munich, Germany (the “German Lower Court”) to set aside the shareholder approval of the Domination and Profit and Loss Transfer. In response, W.E.T. filed an application with a higher court in Munich, Germany (the “German Higher Court”) to allow immediate registration of the Domination and Profit and Loss Transfer, notwithstanding the pending action in the German Lower Court. On December 14, 2011, the German Higher Court announced that it would not intervene to allow immediate registration of the Domination and Profit and Loss Transfer. As a result, the Domination and Profit and Loss Transfer cannot be registered, and cannot go into effect, until the minority shareholder action filed in the German Lower Court is resolved. Until the Domination and Profit and Loss Transfer is registered and effective, W.E.T. will not be subject to direct management control by the Company and W.E.T.’s profits can only be distributed by the declaration of dividends. At this time, the Company is unable to predict when the proceedings in the German Lower Court will be resolved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGON INCORPORATED

By:	/s/ BARRY G. STEELE
Barry G. Steele,
Chief Financial Officer

Date: December 14, 2011